Exhibit 99.2

Transgenomic Announces Pricing of Public Offering of Common Stock

Omaha, Neb. (February 27, 2015) – Transgenomic, Inc. (NASDAQ: TBIO) today announced the pricing of an underwritten public offering of 3,573,899 shares of the company’s common stock and corresponding warrants to purchase 714,780 shares of the company’s common stock. After the underwriting discount and estimated offering expenses payable by the company, Transgenomic expects to receive net proceeds of approximately $6.2 million. The offering is expected to close on or about March 4, 2015, subject to customary closing conditions.

Craig-Hallum Capital Group LLC is acting as the sole managing underwriter of the offering.

The company plans to use the net proceeds from the offering for working capital and general corporate purposes.

A shelf registration statement on Form S-3 (Registration Number: 333-201907) relating to the public offering of the shares of common stock and corresponding warrants described above was filed with the Securities and Exchange Commission (the “SEC”) and was declared effective on February 13, 2015. A final prospectus supplement relating to and describing the terms of the offering will be filed with the SEC on or about February 27, 2015 and will be available on the SEC’s website at www.sec.gov. In addition, electronic copies of the final prospectus supplement and accompanying prospectus, when available, may be obtained by contacting Craig-Hallum Capital Group LLC, 222 South 9th Street, Suite 350, Minneapolis, MN 55402, telephone 612-334-6300, email: prospectus@chlm.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale is unlawful.

About Transgenomic, Inc.

Transgenomic, Inc. is a global biotechnology company advancing precision medicine in cardiology, oncology, and inherited diseases through advanced diagnostic technologies, such as its revolutionary ICE COLD-PCRTM and its unique genetic tests provided through its Patient Testing business. The company also provides specialized clinical and research services to biopharmaceutical companies developing targeted therapies and sells equipment, reagents and other consumables for applications in molecular testing and cytogenetics. Transgenomic’s diagnostic technologies are designed to improve medical diagnoses and patient outcomes.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” of the company within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These forward-looking statements include statements relating to the company’s expectations with respect to the completion, timing and size of this offering. Risks and uncertainties relating to this offering, the company and its business can be found under the heading “Risk Factors” in the company’s preliminary prospectus supplement and the accompanying prospectus filed with the SEC on February 26, 2015 and in the company’s other reports filed with the SEC and available at the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date hereof, and, except as required by law, the company does not undertake any obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Contacts

Investor Contact	Media Contact
Argot Partners	BLL Partners LLC
Susan Kim, 212-600-1902	Barbara Lindheim, 212-584-2276
susan@argotpartners.com	blindheim@bllbiopartners.com